Exhibit 99.1


[Graphic Omitted]
           MARITRANS
           Two Harbour Place
           302 Knights Run Avenue
           Tampa, FL 33602
           813-209-0600
           800-922-4596

FOR FURTHER INFORMATION CONTACT:                       NEWS
WALTER T. BROMFIELD (813) 209-0602                     RELEASE
JUDITH M. CORTINA (610) 595-8055                       FOR IMMEDIATE RELEASE



              MARITRANS REPORTS ANNUAL AND FOURTH QUARTER EARNINGS
                         AND DECLARES QUARTERLY DIVIDEND

         TAMPA, FL - (February 9, 2004) - Maritrans Inc. (NYSE: TUG), a leading U.S. flag marine petroleum transport company, today announced its annual and fourth quarter financial results, declared its quarterly dividend and announced its quarterly investor teleconference.

         Net income for the quarter ended December 31, 2003, was $3.2 million, or $0.38 diluted earnings per share, on revenues of $32.4 million. In the fourth quarter of 2003, the Company reversed a bad debt reserve related to a note receivable equivalent to approximately $0.33 diluted earnings per share, net of the related taxes. The previously reserved note receivable was repaid to Maritrans in January 2004. The reversal of the reserve is included in other income. For the quarter ended December 31, 2002, the Company reported net income of $2.1 million, or $0.25 diluted earnings per share, on revenues of $34.6 million.

         Net income for the year ended December 31, 2003, was $18.7 million, or $2.22 diluted earnings per share, on revenues of $138.2 million. In addition to the note receivable reserve reversal, the Company reduced its income tax reserve by $7.7 million in the third quarter of 2003. Most of the reduction resulted from income tax reserves related to the restructuring of Maritrans Partners LP to Maritrans Inc. in 1993. This reversal resulted in a $0.92 per share increase in net income during the year. There was no effect on cash flow or income from operations as a result of this increase. For the year ended December 31, 2002, the Company reported net income of $9.5 million, or $1.10 diluted earnings per share, on revenues of $129.0 million. Operating income for the year ended December 31, 2003 was $13.7 million compared to $16.6 million for the year ended December 31, 2002.

          On a Time Charter Equivalent (TCE) basis, a commonly used industry measure where direct voyage costs are deducted from revenue, TCE revenue decreased $1.9 million, or 7 percent, from $29.1 million for the quarter ended December 31, 2002 to $27.2 million for the quarter ended December 31, 2003. TCE revenue was $114.5 million for the year ended December 31, 2003 compared to $109.2 million for the year ended December 31, 2002, an increase of $5.3 million or 5 percent. TCE revenue is a non-GAAP financial measure and a reconciliation of TCE revenue to revenue calculated in accordance with GAAP is attached.

         Maritrans also declared a quarterly dividend of $0.11 per share, payable on March 10, 2004, to shareholders of record on February 27, 2004.


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Maritrans Reports Fourth Quarter Earnings and Declares Quarterly Dividend
Page 2
February 9, 2004


         During the fourth quarter, the Company experienced lower overall utilization as a result of the OCEAN STATES being in the shipyard for her double-hull rebuild in addition to planned maintenance events on other fleet vessels. Vessels worked primarily for contract customers in the quarter and the Company had very little exposure to the spot market. Operating income declined due to higher levels of maintenance costs, higher crew and insurance costs, and higher overhead expenses. The Company anticipates these trends to continue throughout 2004.

MANAGEMENT'S COMMENTS

         Philip J. Doherty, Chief Executive Officer of Maritrans, commented, "We continue to believe that future rates will improve as the Oil Pollution Act continues to shrink supply, but the current contract renewal market for marine transportation services continues to have adequate supply, and rates have not yet responded strongly. Spot rates continue to experience significant variability, but the Company had little recent participation in that market due to covering our contractual commitments during shipyard out of service time. Operationally, we believe Maritrans successfully managed our ever-changing environment during 2003. Late in the fourth quarter we identified several design issues in our three rebuilt 250,000 barrel class barges that led us to remove them from service for a further inspection and re-analysis of our original rebuild designs. Working with industry experts and the American Bureau of Shipping, we identified structural enhancements that will improve the long-term strength of these three barges. The Company has acted in the first quarter of 2004 to make these repairs and enhancements and the vessels have returned or are in the process of returning to service. As a result we have experienced out of service time that will lower our first quarter results. We have used these enhanced designs with the class of vessels currently under construction, and remain confident in our rebuilding designs and processes."

         Stephen A. Van Dyck, Chairman of Maritrans, commented, "We believe we are effectively balancing the out of service time associated with our double-hull rebuilding program with the needs of our customers. Because our results are driven by our utilization, we are foregoing current operating income as we tackle these rebuilds. However, we believe that we are creating excellent value in this OPA-compliant fleet. Our position in the market is growing stronger with time as no other U.S. marine petroleum transport provider is undertaking such an aggressive rebuilding program as Maritrans. This, combined with the benefits of our long-term relationships with our large customers, distinguishes us from our competitors. We are investing in our future today and believe this will result in long-term returns for our shareholders."


CONFERENCE CALL INFORMATION

         Maritrans' management will host a conference call on February 10, 2004, at 10:00 a.m. eastern time to discuss the Company's fourth quarter results. To access this call, please dial 1-800-731-1045. A replay of the call may be accessed by dialing 1-800-633-8284 and will be available from 12:00 pm eastern time on Tuesday, February 10, 2004, to 5:00 pm eastern time on Tuesday, February 17, 2004, and providing the reservation number 21183827. The conference call will also be webcast live on Maritrans' website, www.maritrans.com, and will be available on the website through Tuesday, February 17, 2004.

                                     -MORE-
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Maritrans Reports Fourth Quarter Earnings and Declares Quarterly Dividend
Page 3
February 9, 2004

ABOUT MARITRANS

         Maritrans Inc. is a U.S. based company with a 75-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans owns and operates one of the largest fleets serving the U.S. coastwise trade. The Maritrans fleet currently consists of four oil tankers and eleven oceangoing married tug/barge units with an aggregate fleet capacity of approximately 3.6 million barrels. Nearly 60 percent of its capacity is double-hulled. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area that supports the Company's Northeast crude oil lightering operations. The common stock of Maritrans Inc. is listed on the New York Stock Exchange under the symbol "TUG."


SAFE HARBOR STATEMENT

         The information in this news release includes certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, earnings per share or achievements to be materially different from that expressed in or implied by such forward-looking statements. These statements are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company's actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted. Such factors include, among others, changes in oil companies' decisions as to the type and origination point of the crude that it processes, changes in the amount of imported petroleum products, competition for marine transportation, domestic oil consumption, the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act), demand for petroleum products, future spot market rates, changes in interest rates, the effect of war or terrorists activities and the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general.


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Maritrans Reports Fourth Quarter Earnings and Declares Quarterly Dividend
Page 4
February 9, 2004

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                                  ($ Thousands)

                                                                Three Months Ended                   Twelve Months Ended
                                                                   December 31,                         December 31,
                                                                2003            2002                  2003           2002
                                                              ----------     ----------            ----------     ----------

Voyage Revenue                                                $   32,380     $   34,610            $  138,205     $   128,987
Voyage Costs                                                       5,202          5,498                23,721          19,755
Time Charter Equivalent                                       $   27,178     $   29,112            $  114,484     $   109,232

              UNAUDITED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
                     ($ Thousands, Except Per Share Amounts)

                                                                Three Months Ended                   Twelve Months Ended
                                                                    December 31,                        December 31,
                                                                2003            2002                  2003           2002
                                                              ----------     -----------           ----------     ------------
Voyage Revenue                                                $   32,380     $    34,610           $  138,205     $    128,987
Voyage Costs                                                       5,202           5,498               23,721           19,755
Time Charter Equivalent                                           27,178          29,112              114,484          109,232

Operating Expense                                                 12,417          11,572               49,105           46,544
Maintenance                                                        6,256           6,662               22,361           19,088
G & A                                                              2,188           1,929                8,552            7,859
Depreciation                                                       5,263           4,994               20,758           19,137
Operating Income                                                   1,054           3,955               13,708           16,604

Other Income                                                       4,706              34                6,396            1,218
Interest Expense                                                     552             612                2,458            2,600
Pre-tax income                                                     5,208           3,377               17,646           15,222
Income Tax Provision (Benefit)                                     2,009           1,266               (1,089)           5,708

Net Income                                                    $    3,199     $     2,111           $   18,735     $      9,514
Diluted Earnings Per Share                                    $     0.38     $      0.25           $     2.22     $       1.10
Diluted Shares Outstanding                                         8,424           8,464                8,427            8,684
Capital Expenditures                                          $   10,496     $     9,250           $   25,376     $     32,681

Utilization of Calendar days                                        78.8%           84.9%                84.3%            81.9%



                CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
                                  ($ Thousands)

                                                                            December 31, 2003          December 31, 2002
                                                                            -----------------          -----------------

Cash and cash equivalents                                                     $        3,614             $         239
Other current assets                                                                  24,417                    26,577
Net vessels and equipment                                                            180,728                   176,861
Other assets                                                                          11,770                     7,880
Total assets                                                                  $      220,529             $     211,557

Current portion of debt                                                       $        2,533             $       5,750
Total other current liabilities                                                       18,412                    13,249
Long-term debt                                                                        57,560                    63,000
Deferred shipyard costs and other                                                      9,702                    10,739
Deferred income taxes                                                                 47,148                    49,432
Stockholders' equity                                                                  85,174                    69,387
Total liabilities and stockholders' equity                                    $      220,529             $     211,557

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